UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)

PATHMARK STORES, INC.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

70322A101

(CUSIP Number)

Robert P. Bermingham
The Yucaipa Companies LLC
9130 W. Sunset Boulevard
Los Angeles, California 90069
(310) 789-7200

Copies to:

Thomas C. Sadler, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 3, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: ☐.

Page 1 of 13 Pages

SCHEDULE 13D

CUSIP No. 70322A101	Page 2 of 13

1	NAME OF REPORTING PERSON Ronald W. Burkle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON IN

SCHEDULE 13D

CUSIP No. 70322A101	Page 3 of 13

1	NAME OF REPORTING PERSON Yucaipa Corporate Initiatives Fund I, LLC Tax I.D. No. 95-4859733
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 70322A101	Page 4 of 13

1	NAME OF REPORTING PERSON Yucaipa Corporate Initiatives Fund I, LP Tax I.D. No. 95-4872485
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 70322A101	Page 5 of 13

1	NAME OF REPORTING PERSON Yucaipa American Management, LLC Tax I.D. No. 30-0013506
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 70322A101	Page 6 of 13

1	NAME OF REPORTING PERSON Yucaipa American Funds, LLC Tax I.D. No. 30-0013485
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 70322A101	Page 7 of 13

1	NAME OF REPORTING PERSON Yucaipa American Alliance Fund I, LLC Tax I.D. No. 04-3626977
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON OO

SCHEDULE 13D

CUSIP No. 70322A101	Page 8 of 13

1	NAME OF REPORTING PERSON Yucaipa American Alliance Fund I, LP Tax I.D. No. 04-3626968
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON PN

SCHEDULE 13D

CUSIP No. 70322A101	Page 9 of 13

1	NAME OF REPORTING PERSON Yucaipa American Alliance (Parallel) Fund I, LP Tax I.D. No. 61-1484225
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares
	8	SHARED VOTING POWER 0 shares
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 0 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON PN

Item 1.	Security and Issuer.

This Amendment No. 2 to the Statement on Schedule 13D (this “Amendment No. 2”) amends and supplements the Statement on Schedule 13D filed on June 20, 2005, as amended by Amendment No. 1 to the Statement on Schedule 13D filed on March 6, 2007 (as amended, the “Amended Schedule 13D”) and relates to the common stock, par value $0.01 per share (the “Common Stock”), of Pathmark Stores, Inc., a Delaware corporation (the “Company”). The principal executive offices of the Company are located at 200 Milik Street, Carteret, New Jersey 07008.

Except as specifically provided herein, this Amendment No. 2 does not modify any of the information previously reported on the Amended Schedule 13D. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Amended Schedule 13D.

Item 4.	Purpose of the Transaction.

The response set forth in Item 4 of the Amended Schedule 13D is hereby amended by adding the following to the end of Item 4:

The Merger was consummated on December 3, 2007, and each outstanding share of Common Stock was converted into the right to receive, without interest, $9.00 in cash and 0.12963 shares of A&P Common Stock. Pursuant to the Merger and following the effective time thereof, the Reporting Persons do not own any shares of Common Stock.

Pursuant to the Voting Agreement (as described in Item 6), the Voting Agreement terminated at the effective time of the Merger.

Item 5.	Interest in Securities of the Issuer.

The response set forth in Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

The Reporting Persons do not beneficially own, or have shared power to vote or direct the vote of, any shares of Common Stock.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 3, 2007	RONALD W. BURKLE By: /s/ Ronald W. Burkle
Dated: December 3, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LLC By: /s/ Robert P. Bermingham Name: Robert P. Bermingham Its: Vice President
Dated: December 3, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LP By: Yucaipa Corporate Initiatives Fund I, LLC Its: General Partner By: /s/ Robert P. Bermingham Name: Robert P. Bermingham Its: Vice President
Dated: December 3, 2007	YUCAIPA AMERICAN MANAGEMENT, LLC By: /s/ Robert P. Bermingham Name: Robert P. Bermingham Its: Vice President

Dated: December 3, 2007	YUCAIPA AMERICAN FUNDS, LLC By: Yucaipa American Management, LLC Its: Managing Member By: /s/ Robert P. Bermingham Name: Robert P. Bermingham Its: Vice President
Dated: December 3, 2007

YUCAIPA AMERICAN ALLIANCE FUND I, LLC

By: Yucaipa American Funds, LLC

Its: Managing Member

By: Yucaipa American Management, LLC

Its: Managing Member

By:   /s/ Robert P. Bermingham

Name: Robert P. Bermingham

Its: Vice President

Dated: December 3, 2007

YUCAIPA AMERICAN ALLIANCE FUND I, LP

By: Yucaipa American Alliance Fund I, LLC

Its: General Partner

By: Yucaipa American Funds, LLC

Its: Managing Member

By: Yucaipa American Management, LLC

Its: Managing Member

By:   /s/ Robert P. Bermingham

Name: Robert P. Bermingham

Its: Vice President

Dated: December 3, 2007

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP

By: Yucaipa American Alliance Fund I, LLC

Its: General Partner

By: Yucaipa American Funds, LLC

Its: Managing Member

By: Yucaipa American Management, LLC

Its: Managing Member

By:   /s/ Robert P. Bermingham

Name: Robert P. Bermingham

Its: Vice President